Exhibit 10.8

ACTIVCARD, INC.
PROMISSORY NOTE

This Note contains an acceleration clause

Date: October 22, 2001

Principal Amount:            $2,700,000.00

FOR VALUE RECEIVED, Yves Audebert (collectively referred to as “Borrower”) promises to pay to ActivCard, Inc., a California corporation (the “Company”), or the holder hereof, at the offices of the Company at 6623 Dumbarton Circle, Fremont, California, 94555 or at such other place as the Company or such holder may designate in writing, the Principal Amount shown above, together with unpaid and accrued interest, pursuant to the terms and provisions of this Promissory Note made and entered into as of the date set forth above (the “Promissory Note”).

1.
Interest. Simple interest shall accrue during the term of this Promissory Note at the rate of 3.5% per annum compounded annually. This rate represents the rate of interest that the Company would have earned if otherwise invested in money market funds at the time of the loan.

2.	Term. All unpaid principal plus accrued interest shall be payable on the first to occur of the following:

(a)	October 21, 2002; or

(b)
the commission of any act of bankruptcy by Borrower, the execution by Borrower of a general assignment for the benefit of creditors, the filing by or against Borrower of any petition in bankruptcy or any petition for relief under the provisions of the Federal Bankruptcy Act or any other state or federal law for the relief of debtors and the continuation of such petition without dismissal for a period of 20 days or more, the appointment of a receiver or trustee to take possession of any property or assets of Borrower, or the attachment of or execution against any property or assets of Borrower; or

(c)	any default of Borrower’s obligations under this Promissory Note, including the failure to pay when due the amounts payable hereunder; or

(d)	the termination of Borrower’s employment with the Company and ActivCard, S.A.

3.
Payment and prepayment. Payments shall be deemed to have been received on the date that they become available in same-day funds at the depositary bank of Company (or a subsequent holder of this Note). Prepayment of principal, or any portion thereof, together with all unpaid interest accrued to the date payment is received, may be made at any time without penalty. Payments shall be applied first to accrued interest and then to principal.

4.
Security. Security for the obligations of Borrower to repay the Principal Amount and accrued interest, Borrower shall consist of 867,800 shares of ActivCard, S.A. Borrower shall assist the Company in every reasonable way to record and perfect the security interest(s) transferred.

5.	Successor and Assigns. This Promissory Note shall be binding upon and inure to the benefit of the Company and its successors and assigns.

6.
Sale of Securities Held by Borrower. Borrower agrees that, during the period beginning on the date hereof and ending on the date which Borrower has paid to the Company the entire principal sum of this Promissory Note, together with all accrued interest, the proceeds of sales or other dispositions of equity securities of ActivCard, S.A. beneficially owned by Borrower and made during such period shall be immediately applied to the outstanding, unpaid principal balance of this Promissory note, together with accrued interest.

7.	Renewal Term. The terms of the Promissory note may be renegotiated by the Borrower sixty (60) days prior to October 21, 2002.

8.
Attorney’s Fees. In the event of any action to enforce payment of this Promissory Note, in addition to all other relief, the prevailing party in such action shall be entitled to its reasonable attorneys’ fees and expenses.

9.
Governing Law. This Promissory Note shall be construed in accordance with the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

10.	Amendment. This Promissory Note shall only be amended with the written consent of the Company and Borrower.

11.
Waivers. Borrower, and each of them, hereby waives presentment, protest, demand, notice of dishonor, and all other notices, and all defenses and pleas on the grounds of any extension or extensions of the time of payments or the due dates of this Promissory Note, in whole or in part, before or after maturity, with or without notice. No renewal or extension of this Promissory Note, and no delay in enforcement of this Promissory Note, and no delay in enforcement of this Promissory Note or in exercising any right or power hereunder, shall affect the liability of Borrower.

IN WITNESS WHEREOF, the Borrower has executed this Promissory Note as of the date first above written.

/s/ YVES AUDEBERT
Borrower

Accepted and acknowledged:

ACTIVCARD, INC.

By:	/s/ BLAIR GEDDES
Name:	Blair Geddes
Title:	CFO

3